OPINION OF WOODS ROGERS PLC	Exhibit 5.1

February 3, 2006

Board of Directors

Insmed Incorporated

4851 Lake Brook Drive

Richmond, Virginia 23060

Re:	Insmed Incorporated - Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Virginia counsel for Insmed Incorporated, a Virginia corporation (the “Company”), in connection with the Registration Statement on Form S-3, to be filed with the Securities and Exchange Commission on or about February 2, 2006 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the “shelf” registration for offer and sale under the Act of an aggregate offering amount of up to $75,000,000 of (i) shares of its common stock (the “Common Shares”), (ii) shares of its preferred stock (the “Preferred Shares”) and (iii) warrants to purchase (“Warrants”) shares of its common stock or preferred stock issuable upon exercise thereof (the “Warrant Shares”).

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In connection herewith, we have examined and relied upon the original or a copy of (i) the Articles of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date; (ii) certain actions of the Board of Directors of the Company; and (iii) the Registration Statement. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

As to various questions of fact material to our opinions, we have relied upon a certificate of an officer of the Company, without independently checking or verifying the accuracy of such certificate. Our opinion expressed in paragraph 1 below as to the incorporation, valid existence and good standing of the Company is based solely on our verbal and website confirmation with the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) to the effect that the Company is existing under the laws of the Commonwealth of Virginia and in good standing, dated as of February 2, 2006.

P.O. Box 14125 / Roanoke, Virginia 24038-4125

10 South Jefferson Street, Suite 1400

540 983-7600 / Fax 540 983-7711 / mail@woodsrogers.com

Offices also in Blacksburg, Danville, Lynchburg and Richmond, Virginia

Board of Directors

February 3, 2006

We are members of the bar of the Commonwealth of Virginia and have been retained to express the opinions below from the standpoint of the laws of the Commonwealth of Virginia only. We are not experts in and express no opinion herein with respect to the laws of any jurisdiction other than the laws of the Commonwealth of Virginia.

Based upon and subject to the foregoing and the other assumptions, understandings and limitations contained herein, we are of the opinion that as of the date hereof:

1. The Company is incorporated, validly existing and in good standing under the corporate laws of the Commonwealth of Virginia.

2. After and upon (i) the Company acting through its the Board of Directors and through any duly constituted, authorized and acting committee thereof (such Board of Directors and such committee being hereinafter collectively referred to as the “Board”) have taken all necessary corporate action to duly authorize and approve the issuance of and the terms of the offering of the Common Shares and/or or the Preferred Shares and duly establish the terms of the Preferred Shares, (ii) the Company has received the full purchase price established therefor and (iii) certificates representing the Common Shares or Preferred Shares, as the case may be, have been duly executed, countersigned and delivered by the Company, the Common Shares or Preferred Shares, as the case may be, will be legally issued, fully paid and nonassessable.

3. After and upon (i) the Board has taken all necessary corporate action (a) to duly authorize and approve the issuance of and the terms of the offering of the Warrants and the Warrant Shares, including reserving a sufficient number of authorized and unissued shares of its common stock and/or preferred stock for issuance as Warrant Shares, and (b) to duly authorize, approve and establish terms of the Warrants that are in compliance with the Company’s Articles of Incorporation and Amended and Restated Bylaws and any applicable law and that require no further consent or approval of any governmental authority, and (ii) the Warrants have been duly executed and delivered against payment therefor, the Warrants will be legally issued, fully paid and nonassessable, except that the enforceability of the Company’s obligations pursuant to the Warrants may be limited by (a) bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or transfer, or other laws or judicial decisions now or hereafter in effect relating to or affecting rights and remedies of creditors, (b) general principles of equity (regardless of whether considered in a proceeding at law or in equity) and matters of public policy, and (c) an implied covenant of good faith and fair dealing and potential unenforceability of certain contractual provisions,

4. After and upon (i) the Warrants are exercised according to their terms and the Warrant Shares are issued and paid for as contemplated in the Warrants, (ii) certificates representing the Warrant Shares have been duly executed, countersigned and delivered by the Company, the Warrant Shares will be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is part of the

Board of Directors

February 3, 2006

Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first above written and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Common Shares, the Preferred Shares, the Warrants or the Warrant Shares. In particular, we render no opinion as to whether the Company will have adequate shares of its common stock or preferred stock available for issuance and unreserved for other purposes at any time in the future when it may be offering for sale the Common Shares, Preferred Shares or the Warrants or whether sufficient Warrant Shares will be available when the Warrants are exercised. We also express no opinion as to the accuracy, fairness or completeness of (i) the Registration Statement or (ii) any information about the Company or the Common Shares, the Preferred Shares, the Warrants or the Warrant Shares that may be relied upon by any purchaser of the Common Shares, the Preferred Shares, the Warrants or the Warrant Shares in making its decision to purchase same.

Very truly yours,

WOODS ROGERS PLC